Exhibit 99.1

Company Contacts:	Investor Relations:
Bob Marbut, Chairman & Co-CEO	Amy Glynn, CFA
Roni Chaimovski, Vice-Chairman & Co-CEO	Cameron Associates
Don Neville, CFO	Phone: (212) 554-5464
Argyle Security, Inc.	amy@cameronassoc.com
Phone: (212) 245-2700 (NY)
Phone: (210) 828-1700 (TX)
Phone: 001-972-545-212-911 (Tel Aviv)

Media Relations:
Deanne Eagle
Cameron Associates
Phone: (212) 554-5463
deanne@cameronassoc.com

Media relations (for Mezzanine Management)

Vanessa Maydon / Anja Kharlamova

Merlin

Phone: + 44 207 653 6620

vmaydon@merlinpr.com / akharlamova@merlinpr.com

ARGYLE SECURITY, INC. SECURES $15 MILLION IN FINANCING

Provides Additional Financial Flexibility to Pursue Strategic Growth Initiatives

San Antonio, TX – April 24, 2008 – Argyle Security, Inc., (OTC BB:ARGL), (“Argyle”) a service and solutions provider in the physical electronic security industry, announced today that it has received a $15 million preferred stock investment from Mezzanine Management LLC (“MML”), an independent investment firm, to support its strategic growth initiatives.  Under the terms of the deal, Argyle will issue approximately 18,750 shares of convertible Preferred Stock, with each share convertible into 100 shares of Argyle’s common stock at $8.00 per share.

Bob Marbut, Chairman and Co-CEO of Argyle Security, commented, “We are pleased to announce this financing, which reflects MML’s confidence in our ability to execute Argyle’s growth strategy.  Since we became an operating company in July 2007, we have accomplished a great deal.  This includes generating strong, organic growth in both the corrections and commercial markets, as well as the completion of three strategic acquisitions in January 2008.  We believe the added financial flexibility gained through this financing will enable us to continue to execute our integrated strategic business plan.”

Roni Chaimovski, Vice-Chairman and Co-CEO of Argyle Security, added, “We view MML as a long-term partner of Argyle Security.  We believe they truly support our vision, strategy and management team.  With the additional financing, Argyle is now even better positioned to pursue its strategic growth initiatives.”

Sam Youngblood, President of Argyle Security USA, further noted, “Amid slowdowns in many other sectors of the economy, we believe that the corrections market remains particularly robust.  An increase in incarceration rates and prison overcrowding remains a critical concern in the U.S., particularly within some of the states in which we operate.  We believe the financing received today will enable us to continue executing our business plan as well as increasing our bonding capacity.”

Terms and Conditions

At the option of the holder, each preferred share is convertible into 100 shares of Argyle’s common tock at a price of $8.00 per share, subject to standard weighted average anti-dilution rights.  The Preferred will bear a dividend of 3% per annum.  Dividends will be paid by the company at any time it deems appropriate, but no later than the liquidation or conversion of the Preferred, at which time they would be paid in cash.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM:RODM), served as the exclusive placement agent for the offering and received $900,000 as a placement fee.

About Argyle Security, Inc.

Formed in 2005 and headquartered in San Antonio, TX, Argyle Security’s goal is to become a leading global provider of solutions and services in the physical electronic security industry through a balanced strategy of organic growth and integrated strategic acquisitions.  Argyle’s channel focus is Video Surveillance, Access Control, Perimeter Protection, Intrusion Protection, Fire Detection and Threat Analysis, serving selected commercial, governmental and residential markets.

In July 2007, Argyle acquired ISI Security Group.  In February 2008, Argyle formed Argyle Security USA, which encompasses the former ISI Security Group’s operations in both the corrections and commercial sectors, plus the PDI, Com-Tec and FireQuest acquisitions.  Argyle Security, Inc. currently has two reporting segments: Argyle Corrections and MCS-Commercial.

Argyle Corrections is the controlling entity for ISI-Detention, PDI, Com-Tec and MCS-Detention.  Argyle Corrections Group is one of the nation’s largest providers of detention equipment products and service solutions, as well as turnkey, electronic security systems.  These systems include unique engineering competencies and proprietary software products.  MCS-Commercial operates as its own entity, under Argyle Security USA, and provides turnkey, electronic security systems to the commercial market.

Please visit http://www.argylesecurity.com/ or http://www.argylesecurityusa.com/   for additional information on Argyle Security and ISI.

About Mezzanine Management LLC

Founded in 1988, MML, an independent investment firm, has invested over $2 billion across 11 countries.  It provides capital to businesses for expansion/acquisitions, recapitalizations and leveraged and management buy-outs.

MML has offices in London, Paris, Frankfurt and Stamford CT (USA). MML has an affiliated Central European Fund with offices in Vienna, Budapest, Warsaw and Bucharest.

Please visit www.mezzanine-management.com for more information on MML.